EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Gadsden Growth Properties, Inc. on Form S-11 (No. 333-214575) to be filed on or about May 4 , 2017 of our reports dated May 4 , 2017, on our audits of the financial statements of Gadsden Growth Properties, Inc. as of December 31, 2016 and for the period from June 17, 2016 (inception) to December 31, 2016, and of the combined financial statements of Pritor Longhorn Texas Hotels, LLC, PLT Holdco, LLC and Pritor Longhorn Buda Hotel, LLC (the "Companies") as of and for each of the years ended December 31, 2016 and 2015, and the statements of revenues and certain expenses of FM Venture, LLC and Hill Country Partners, L.P. as of and for each of the years ended December 31, 2016 and 2015, and of the statement of revenues and certain expenses of Cadillac Plaza, LLC, BTR-8 Southlake, LLC, and Agua Caliente Investments III, L.L.C. as of and for the year ended December 31, 2016. Our report on the Companies includes an explanatory paragraph about the existence of substantial doubt concerning the Companies' ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

New York, New York

May 4 , 2017